Exhibit 99.1

Veri-Tek International, Corp. Announces First Quarter 2008 Results

Bridgeview, IL, May 13, 2008 — Veri-Tek International, Corp. (AMEX:VCC), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced financial results for the first quarter ended March 31, 2008.

First Quarter Financial Highlights (Continuing Operations(1)):

•

Net income from continuing operations for the first quarter of 2008 was $0.5 million, or $0.05 per fully diluted share, compared to $0.1 million or $0.01 per fully diluted share for the first quarter of 2007.

•	Current backlog increase of 14% from the end of December 31, 2007.

•	Revenues and gross profit for the first quarter of 2008 increased approximately 2% compared to the first quarter of 2007 in the challenging North American market.

•	Interest expense for the first quarter of 2008 compared to the first quarter of 2007 declined $0.4 million reflecting the actions implemented in 2007 to retire debt and lower interest rates.

•	Net income for the first quarter of 2008 was $0.7 million, or $0.07 per diluted share compared to a loss of $1.0 million, or $(0.12) per diluted share for the first quarter of 2007.

First Quarter Operational Highlights (Continuing Operations (1)):

•	Received over 100 inquiries following our participation at Con Expo in March 2008 in Las Vegas, spanning a wide range of our products, including further upgrades to the Manitex 50-ton crane.

•

Executed new distribution initiatives to increase international market presence, as evidenced by signed agreements with well-established heavy equipment distributors in the Middle East and in Russia as well as with Caterpillar’s international rental program for certain Manitex crane models. Management anticipates deliveries and financial contributions from these initiatives beginning in the third quarter of 2008.

Financial Results

Results for the First Quarter Ending March 31, 2008

For the three months ended March 31, 2008, net sales were $23.5 million compared to $23.1 million in the three months ended March 31, 2007. Sales of Manitex crane products increased approximately four percent year-over-year while sales of material handling product were adversely impacted by the economic uncertainty in North American markets and delays in the receipt of anticipated military orders. The Company’s first quarter 2008

1)	The financial data for all years presented reflects the former Testing and Assembly Equipment segment as a discontinued operation.

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gross profit was $4.3 million, or 18.1% gross margin, compared to $4.2 million, or 18.2% gross margin in the first quarter of 2007. The slight decrease in gross margin reflects increased margins of crane products from improved mix offset by a decrease in margin for the forklift/specialized carrier product line due to lower sales in North American markets, the negative impact of a stronger Canadian dollar and costs associated with the integration of the Noble product line, of approximately $0.2 million.

“While certain areas within the North American capital equipment market remain under pressure, our crane business is performing in-line with our expectations,” commented David Langevin, Chairman and Chief Executive Officer of Veri-Tek. “We have experienced a 14% growth in our backlog since December 31 2007, which reflects continued demand for our crane products and that our end markets, particularly energy, remain active. Progress has been made regarding our efforts to diversify our revenue and expand into growing international markets. We expect to see initial financial benefits in the third quarter this year from the recently announced agreements with leading international capital equipment dealers. In particular, the agreement announced with our Russian distributor positions us in one of the most rapidly growing regions across the globe.”

Total operating expenses for the quarter ended March 31, 2008 were $3.7 million, compared to total operating expenses of $3.3 million in the same period last year. The increase is primarily related to the Company’s participation in the Con Expo trade show and increased investment in research and development.

Net income from continuing operations for the three months ended March 31, 2008 was $0.5 million, or $0.05 per basic and diluted share (based on 9.8 million basic and 10.3 million diluted weighted average shares outstanding) compared to $0.1 million, or $0.01 per basic and diluted share (based on 7.9 and 8.5 million basic and diluted weighted average shares outstanding, respectively) for the first quarter of 2007.

EBITDA (2) for the three months ended March 31, 2008 was $1.1 million compared to $1.5 million in the same quarter of last year. The reduction in EBITDA arises from the lower operating income from continuing operations for the first quarter of 2008 largely accounted for by the increased expenditure on attendance at the Con Expo show.

The Company completed the quarter ended March 31, 2008 with $20.9 million in working capital and a current ratio (defined as current assets divided by current liabilities) of 2.3 to 1. Working capital increased in the quarter principally due to raw materials for increased crane production, work in process relating to a specialized carrier under construction and a small increase in finished goods inventory of crane product. Total outstanding debt increased to $26.3 million at March 31, 2008 from $25.0 million at December 31, 2007 as the company utilized its line of credit during the quarter. Shareholder’s equity as of March 31, 2008 increased 1.8% to $31.2 million from $30.7 million as of December 31, 2007. See the financial tables that accompany this press release for a complete definition of working capital and current ratio.

(2)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Andrew Rooke, Veri-Tek President and Chief Operating Officer, commented, “The first quarter of 2008 has seen several challenges in our North American markets but the progress during the past year in reducing our debt and lowering our materials and operating costs have assisted us in meeting these. The growth of our business against the backdrop of the uncertainty in the markets we have served to date is evidence of the strength of our product lines and that we are gaining market share. We believe there are opportunities for us to continue to boost productivity and lower our sourcing costs that should help offset the trend of rising material costs. These initiatives coupled with our continued activities to achieve a global market presence should result in continued value creation and improved financial performance for the long-term.”

Conference Call

Management will be hosting a conference call to review the quarterly results at 4:30 PM, today, Tuesday, May 13. Anyone interested in participating should call 800-762-9441 if calling within the United States or 480-629-9041 if calling internationally. A replay will be available until May 20, 2008, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pass code 3875923 to access the replay. The call will also be accompanied live by webcast over the Internet and accessible at the company’s corporate website at http://www.veri-tek.com.

About Veri-Tek International, Corp.

Veri-Tek International, Corp. is a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. The Manitex Liftking subsidiary, which includes the Noble forklift product line, manufactures and sells a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Veri-Tek International, Corp.	Hayden Communications
David Langevin	Peter Seltzberg or Brett Maas
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(646) 415-8972
djlangevin@manitex.com	peter@haydenir.com

Veri-Tek International, Corp. and Subsidiaries

Condensed Consolidated Balance Sheet

(In thousands, except for per share amounts)

	March 31, 2008	December 31, 2007
ASSETS
Current assets
Cash	$274	$569
Trade receivables (net)	16,767	16,548
Other receivables	171	226
Inventory (net)	18,134	16,048
Deferred tax asset	715	715
Prepaid expense and other	905	762
Current assets of discontinued operations	41	172

Total current assets	37,007	35,040

Total fixed assets (net)	5,675	5,778

Intangible assets (net)	20,907	21,352
Deferred tax asset	4,451	3,940
Goodwill	14,065	14,065

Total assets	$82,105	$80,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long term debt	$584	$807
Notes payable—short term	360	82
Current portion of capital lease obligations	264	281
Accounts payable	10,499	9,543
Accrued expenses	3,668	4,408
Other current liabilities	534	486
Current liabilities of discontinued operations	200	265

Total current liabilities	16,109	15,872

Long-term liabilities
Line of credit	15,881	14,191
Deferred tax liability	4,655	4,655
Notes payable	4,829	5,211
Capital lease obligations	4,358	4,422
Deferred gain on sale of building	3,834	3,930
Other long-term liabilities	184	184

Total long-term liabilities	33,741	32,593

Total liabilities	49,850	48,465

Commitments and contingencies
Minority interest	1,024	1,024
Shareholders’ equity
Common Stock—no par value, Authorized, 20,000,000 shares authorized
Issued and outstanding, 9,809,340 at March 31, 2008 and December 31, 2007	41,915	41,915
Warrants	1,788	1,788
Paid in capital	130	72
Accumulated deficit	(13,405)	(14,094)
Accumulated other comprehensive income	812	1,026

Sub-total	31,240	30,707
Less: Unearned stock based compensation	(9)	(21)

Total shareholders’ equity	31,231	30,686

Total liabilities and shareholders’ equity	$82,105	$80,175

VERI-TEK INTERNATIONAL, CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2008	2007
	Unaudited	Unaudited
Net revenues	$23,547	$23,138
Cost of Sales	19,275	18,934

Gross profit	4,272	4,204
Operating expenses
Research and development costs	220	147
Selling, general and administrative expenses, including corporate expenses of $904 and $820 for 2008 and 2007, respectively	3,468	3,110

Total operating expenses	3,688	3,257

Operating income from continuing operations	584	947

Other income (expense)
Interest income	—	5
Interest expense	(542)	(924)
Foreign currency transaction loss	(9)	(33)
Other income (expense)	—	93

Total other income (expense)	(551)	(859)

Income from continuing operations before income taxes	33	88
Income tax (benefit)	(478)	19

Net income (loss) from continuing operations	511	69
Discontinued operations
Income (loss) from operations of the discontinued Testing and Assembly Equipment segment, net of income taxes (benefit) of $10 and $(0) for 2008 and 2007, respectively	178	(732)
Loss on sale or closure of discontinued operations net of income tax (benefits)	—	(366)

Net income (loss)	$689	$(1,029)

Earnings Per Share
Basic
Earnings from continuing operations	$0.05	$0.01
Earnings (loss) from discontinued operations	0.02	(0.09)
Loss on sale or closure of discontinued operations net of income tax	—	(0.05)

Net earnings (loss)	$0.07	$(0.13)

Diluted
Earnings from continuing operations	$0.05	$0.01
Earnings ( loss) from discontinued operations	0.02	(0.09)
Loss on sale or closure of discontinued operations net of income tax	—	(0.04)

Net earnings (loss)	$0.07	$(0.12)

Weighted average common share outstanding
Basic	9,809,340	7,859,875
Diluted	10,255,805	8,512,189

VERI-TEK INTERNATIONAL, CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2008	2007
	Unaudited	Unaudited
Cash flows from operating activities:
Net income (loss)	$689	$(1,029)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	483	571
Decrease in allowances for doubtful accounts	(8)	(43)
Loss on disposal of assets	—	4
Deferred income taxes	(511)	—
Inventory reserves	(7)	303
Stock based deferred compensation	70	—
Reserve for uncertain tax positions	25	—
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(344)	(587)
(Increase) decrease in inventory	(2,301)	(1,330)
(Increase) decrease in prepaid expenses	(156)	(77)
Increase (decrease) in accounts payable	1,035	(1,501)
Increase (decrease) in accrued expense	(756)	462
Increase (decrease) in other current liabilities	63	(289)
Discontinued operations - cash provided by operating activities	66	378

Net cash used for operating activities	(1,652)	(3,138)

Cash flows from investing activities:
Purchase of property and equipment	(69)	—

Net cash used for investing activities	(69)	—

Cash flows from financing activities:
Borrowing on revolving credit facility	1,766	3,030
Note payments	(327)	—
Capital lease obligations	(81)	(86)

Net cash provided by financing activities	1,358	2,944

Effect of exchange rate change on cash	68	(1)
Net decrease in cash and cash equivalents	(363)	(194)
Cash and cash equivalents at the beginning of the year	569	615

Cash and cash equivalents at end of period	$274	$420

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month periods ended March 31, 2008 and 2007 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended
	March 31, 2008	March 31, 2007
Net income from continuing operations	$511	$69
Income tax (benefit)	(478)	19
Interest income	—	(5)
Interest expense	542	924
Foreign currency transaction losses	9	33
Other income	—	(93)
Depreciation & Amortization	483	571
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$1,067	$1,518
EBITDA % to sales	4.5%	6.6%

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In an effort to provide investors with additional information regarding the Company’s results, Veri-Tek refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Veri-Tek believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Veri-Tek uses these non –GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are un-audited, are reported in thousands of U.S. dollars, and are as of or for the period ended March 31, 2008, unless otherwise indicated.

Current Ratio is calculated by dividing current assets by current liabilities.

	March 31, 2008	December 31, 2007
Current Assets	$37,007	$35,040
Current Liabilities	$16,109	$15,872
Current Ratio	2.3	2.2

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, short and long term notes payable and lines of credit.

	March 31, 2008	December 31, 2007
Current portion of long term debt	$584	$807
Notes payable - short term	360	82
Current portion of capital lease obligations	264	281
Lines of credit	15,881	14,191
Notes payable	4,829	5,211
Capital lease obligations	4,358	4,422

Debt	$26,276	$24,994

Gross Margin is defined as the ratio of Gross Profit to Net Sales

Working capital is calculated as total current assets less total current liabilities

	March 31, 2008	December 31, 2007
Total Current Assets	$37,007	$35,040
Less: Total Current Liabilities	16,109	15,872

Working Capital	$20,898	$19,168